UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2008

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota		55344-3720
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On June 6, 2008, the Board of Directors of Alliant Techsystems Inc. (“ATK”) approved the reorganization of ATK’s Space Systems and Launch Systems groups into a single business group designated as ATK Space Systems (the “Reorganization”).  In connection with the Reorganization, ATK’s Board of Directors approved a management change by which Ronald D. Dittemore will cease to serve in the position of Senior Vice President and President ATK Launch Systems and instead will serve as Senior Vice President of Strategic Partnerships, reporting to ATK’s Chief Executive Officer.  The Reorganization is described in Item 8.01 below.

(e)                                  In connection with the Reorganization, the Personnel and Compensation Committee of ATK’s Board of Directors approved the terms of an agreement with Mr. Dittemore relating to his continued employment with ATK.  In his new position, Mr. Dittemore will support and develop ATK’s business with NASA and its space exploration program.  He will also help transition the business of the ATK Launch Systems group to the new ATK Space Systems group.  Mr. Dittemore is expected to serve in this position until March 31, 2009 (or a different date if the parties mutually agree), at which time his employment with ATK will terminate.

Under the terms of Mr. Dittemore’s agreement with ATK, Mr. Dittemore will receive, upon termination of employment, a lump-sum cash payment equal to one year of his current base salary of $395,000, plus one year of his maximum annual incentive compensation amount of $434,500, plus one year of his target annual long-term compensation amount of $715,000.  This payment will be in addition to the salary and annual cash incentive compensation that Mr. Dittemore earns for the fiscal year ending March 31, 2009.

Mr. Dittemore has three outstanding long-term incentive awards, which will be governed by the existing terms of the respective award agreements.  In accordance with the terms of these agreements, any payment of the awards will be based on the actual performance level achieved for the applicable performance period and prorated for his service time with ATK, as applicable.

In accordance with the terms of Mr. Dittemore’s restricted stock award agreement, his restricted shares will vest immediately upon his termination from ATK.

The Personnel and Compensation Committee of ATK’s Board of Directors also approved the payment of one additional year of financial planning services for Mr. Dittemore following his termination from ATK.

In exchange, Mr. Dittemore has agreed to (a) release ATK from any and all claims in connection with his employment or termination of employment, (b) maintain confidential information and trade secrets gained during employment, (c) not make disparaging or defamatory comments about ATK and the employment relationship, and (d) for a period of time, not compete with ATK in the aerospace and defense industry or solicit directly or indirectly ATK employees for employment elsewhere.

Item 8.01.  Other Events.

On June 6, 2008, ATK’s Board of Directors approved the reorganization of ATK’s Space Systems and Launch Systems groups into a single business group designated as ATK Space Systems.  ATK’s Armament Systems and Mission Systems groups remain unchanged.  ATK’s Board of Directors elected Carl A. Marchetto, who has served as President of the ATK Space Systems group, as Senior Vice President and President of the new ATK Space Systems group.

As a result of  ATK’s reorganization, and beginning with ATK’s report on Form 10-Q for the quarter ending June 29, 2008, ATK will have three reportable segments, as defined by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: June 10, 2008	By:	/s/ KEITH D. ROSS
Keith D. Ross Senior Vice President, General Counsel and Secretary